Exhibit 99.1

City Office Completes Extension and Expansion of Line of Credit

VANCOUVER—July 17, 2015—City Office REIT, Inc. (NYSE: CIO) (“City Office” or the “Company”), announced today that it has closed on an amendment and joinder to its amended and restated unsecured revolving line of credit (as amended, the “facility”). The extended and expanded facility has an authorized limit of $75 million with a maturity date of June 26, 2018, and a one year extension at the Company’s option upon meeting certain conditions. The facility has an accordion feature that allows for further increases in the size of the facility to as much as $150 million, subject to additional lender commitments and other conditions. Interest on the facility is based on a 2.25% spread above LIBOR or a base rate spread, in each case depending upon the Company’s corporate leverage ratio.

KeyBank National Association is acting as the Lead Arranger and Book Runner under the facility. In addition, BMO Harris Bank, N.A. and the Royal Bank of Canada are acting as participant lenders.

About City Office REIT, Inc.

City Office REIT is a real estate company focused on acquiring, owning and operating high-quality (Class A and B) office properties located in attractive target markets primarily in the Southern and Western United States. City Office REIT currently owns or has an interest in 2.7 million square feet of office properties. Additional information about City Office REIT is available on the company’s website at www.cityofficereit.com. The Company intends to elect to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com